Exhibit 99.6

DESCRIPTION OF THE 2004 CREDIT FACILITY

We have executed a commitment letter with Banc of America Securities LLC, Bank of America, N.A., J.P. Morgan Securities Inc., and JPMorgan Chase Bank under which Bank of America, N.A. and JPMorgan Chase Bank (the “Lenders”) have agreed to arrange the syndication of a new interim senior credit facility. Each of the Lenders has agreed to provide up to $200.0 million of this facility, which is expected to provide for up to $400.0 million in revolving credit, all of which will be available for issuance of letters of credit and which will include a $20 million swingline subfacility. Our borrowings under the 2004 Credit Facility are limited to $150 million until we deliver to Bank of America N.A., as administrative agent, our audited financial statements for the fiscal year ending December 31, 2004 and file our Form 10-K for that fiscal year, provided that we do so within 120 days of the end of the fiscal year. See “Risk Factors—Risks that Relate to Our Accounting and Internal Controls.” The commitments by the Lenders are subject to a number of terms and conditions, including negotiation of definitive loan documents, satisfactory completion of due diligence, the closing of this Offering of at least $350.0 million of Debentures, concurrent prepayment in full of our Senior Notes or the setting aside of the cash necessary to make such prepayments, termination and repayment of our existing revolving credit facility, termination of our accounts receivables financing facility, and the absence of any material adverse changes to the Company. The proceeds of the 2004 Credit Facility will be used for working capital and general corporate purposes, for capital expenditures, to repay a portion of our existing revolving credit facility and to pay related transaction costs. In addition, as discussed in “Recent Developments—Liquidity and Capital Resources,” we intend to borrow approximately $20.0 million to $30.0 million in February 2005 to pay KPMG LLP for the sale and transfer of certain capital assets.

Interest on loans (other than swingline loans) and letters of credit under the 2004 Credit Facility is calculated, at our option, at a rate equal to LIBOR, or, for dollar-denominated loans or letters of credit, equal to the higher of Bank of America, N.A.’s prime rate or the federal funds rate plus 50 basis points, in each case plus an applicable margin that varies depending upon our debt rating as determined by Moody’s and Standard & Poor’s as follows:

Debt Rating	Facility Fee	Applicable Margin for LIBOR Loans	Letter of Credit Fee	Applicable Margin for Base Rate Loans
≥ BBB+ / Baa1	0.125%	0.625%	0.625%	0.000%
BBB / Baa2	0.175%	0.825%	0.825%	0.000%
BBB– / Baa3	0.225%	1.025%	1.025%	0.025%
BB+ / Ba1	0.300%	1.200%	1.200%	0.200%
BB / Ba2	0.450%	1.425%	1.425%	0.425%
≤ BB– / Ba3	0.500%	1.750%	1.750%	0.750%

Interest on swingline loans under the 2004 Credit Facility is calculated at a rate equal to the higher of Bank of America, N.A.’s prime rate or the federal funds rate plus 50 basis points plus an applicable margin that varies depending upon our debt rating as determined by Moody’s and Standard & Poor’s. A facility fee on the unused portion of the commitments of the lenders under the 2004 Credit Facility will be due at a rate that varies depending upon our debt rating as determined by Moody’s and Standard & Poor’s.

BearingPoint, Inc. is the borrower under this credit facility, and the domestic subsidiaries of BearingPoint, Inc. will guarantee these obligations.

The borrower’s obligations under the 2004 Credit Facility will be secured by liens and security interests in all of the present and future tangible and intangible assets (subject to exceptions) of the borrower and the guarantors, and all proceeds of those assets.

The 2004 Credit Facility terminates and any borrowings thereunder must be repaid within 150 days of the closing date.

Outstandings under the 2004 Credit Facility may be voluntarily prepaid and reborrowed in whole or in part from time to time without premium or penalty (other than customary interest breakage costs). The 2004 Credit Facility requires us to make prepayments of outstandings under the facility with all of the net proceeds from (i) property or asset sales (subject to exceptions) and (ii) the issuance or incurrence of additional debt (subject to exceptions, including the Debentures and other existing debt). Further, we are required to make prepayments of outstandings under the 2004 Credit Facility with 50% of net proceeds from the issuance of additional equity interests (other than issuances of equity interests upon conversion of the Debentures).

The 2004 Credit Facility will contain customary affirmative and negative covenants, including financial covenants that we are required to meet, including:

•	a minimum net worth covenant requiring us to maintain a minimum net worth of $1 billion at all times; and

•	a minimum EBITDA of $45 million for the quarter ending December 31, 2004 and $54 million for the quarter ending March 31, 2005.

Those covenants also restrict certain of our corporate activities, including, among other things, our ability to make acquisitions or investments, make capital expenditures, repay other indebtedness, merge or consolidate with other entities, dispose of assets, incur additional indebtedness, pay dividends, create liens, make investments, and engage in certain transactions with affiliates. The credit agreement also contains customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events; nonpayment; cross-defaults to other debt; breach of specified covenants; change of control and material inaccuracy of representations and warranties. The 2004 Credit Facility will also contain a customary event of default for failure to deliver to Bank of America, N.A., as administrative agent, audited financial statements by March 31, 2005 (unless the delay is solely as a result of continuing work by us and/or our independent registered public accounting firm to prepare opinions or statements required or permitted by Section 404 of Sarbanes-Oxley, in which case the requirement will be extended by 30 days); see “Risk Factors—Risks that Relate to Our Accounting and Internal Controls.”

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